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Cal-Maine Foods, Inc.

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Cal-Maine Foods, Inc.

Dolph Baker Chairman and Chief Executive Officer

Cal-Maine Foods’ Year in Review

Message from our Chairman

and Chief Executive Officer

August 24, 2021

Fiscal year 2021 overview

Fiscal 2021 demonstrated Cal-Maine Foods’ perseverance in the face of challenging and dynamic market conditions. We began the year during the height of the COVID-19 global pandemic and continue to deal with its impact on our business. We are proud of our ability to execute our strategy and navigate an uncertain environment as well as respond to new market opportunities.

We commend our dedicated colleagues as their collective efforts helped support the nation’s food supply, delivering more than 12.9 billion servings of nutritious eggs and excellent service to our valued customers. The health and well-being of our colleagues is a top priority and we continued to promote safe working conditions across our enterprise, including enhanced measures to implement a program that incorporates Centers for Disease Control and other health authorities’ COVID-19 guidelines. We believe these efforts, along with our ongoing protocols, help drive our strong track record of safety and health outcomes.

Cal-Maine Foods’ commitment to produce quality food choices is our cornerstone. While we adapt to market and operating conditions, our cornerstone does not change. We continue to invest in capabilities, including select acquisition and cage-free projects, that drive current and future value for shareholders. We believe this longer-term planning focus also helps us produce nutritious food, provide high-quality employment and give back to the communities where we live and work, among other benefits.

Performance highlights

In fiscal year 2021, we marked the eighth consecutive year of selling more than one billion dozen eggs. We sold 1.073 billion dozen eggs in fiscal 2021, up from 1.069 billion dozen in fiscal year 2020. We believe these sales reflect our strong production capabilities and the value that consumers place in the nutritional profile and health benefits of fresh shell eggs.

For fiscal 2021, we reported net sales of $1,349.0 million compared with $1,351.6 million for the prior year, reflecting slightly lower average selling prices and a decrease in volumes of conventional eggs sold, partially offset by higher sales of specialty eggs. For fiscal 2021,

Cal-Maine Foods, Inc.

our average sales price for shell eggs was $1.22 per dozen, down slightly from $1.23 per dozen in fiscal 2020. We experienced strong retail demand for shell eggs for most of the fiscal year, as consumers continued to prepare more meals at home during the restrictive phases of the COVID-19 pandemic. That trend began to change by the fourth quarter as vaccinations became available, restaurants opened their doors and consumers resumed dining out. As a result, we saw improvement in food service demand as retail demand slowed, with overall demand for shell eggs approaching a more normalized balance by fiscal year-end that was closer to pre-pandemic levels.

Operating highlights

Our operations ran well in fiscal 2021 and we demonstrated improvement in most of our key production metrics, despite the more difficult environment. Our overall farm production costs for the year were up 3.8 percent, primarily due to higher feed costs, partially offset by lower facility expense tied to better utilization and operating efficiencies from higher production. Feed costs were affected by increased export demand for soybeans and corn, as well as weather-related shortfalls in production and yields, which created additional pressure on domestic supplies. During fiscal 2021, our feed costs increased nine percent versus the prior year. With ongoing uncertainties and continued supply chain disruptions related to the COVID-19 pandemic, weather fluctuations and geopolitical issues, we anticipate further volatility in market prices. However, we expect to have access to an adequate supply of feed ingredients in fiscal 2022.

Quality food choices highlights

An important competitive advantage for Cal-Maine Foods is our ability to offer our customers choice by providing a favorable product mix, including conventional, cage-free, organic and other specialty eggs. Eggs remain a popular and affordable source of protein for today’s health-conscious consumer. In fiscal 2021, we continued to see favorable trends for our specialty egg business, as sales of specialty eggs totaled $539.8 million, accounting for 41.1 percent of our egg sales revenue, compared with $485.5 million, or 36.8 percent of egg sales revenue, in fiscal 2020. The strong demand for specialty eggs was supported by consumers preparing more meals at home and preference to purchase specialty eggs.

Growth highlights

A key initiative for fiscal 2021 was the continued expansion and conversion of our operations in line with growing customer demand for cage-free and specialty eggs. We are focused on adjusting our

Our operations ran well in fiscal 2021 and we demonstrated improvement in most of our key production metrics, despite the more difficult environment.

Cal-Maine Foods, Inc.

We remain focused on sound corporate governance that helps our enterprise become more resilient and sustainable.

production capacity to address changing state requirements. We expect our focus for future expansion will continue to include cage-free facilities as our customers transition to meet consumer demand and comply with evolving legal requirements. In December, we announced a $40.1 million capital project to expand cage-free egg production at our Guthrie, Kentucky, production facility. The project includes related site work and the additional infrastructure to convert existing conventional capacity to house approximately 1.5 million cage-free hens and 300,000 pullets. The Guthrie location is strategically located, enabling us to enhance our distribution of cage-free eggs.

In June 2021, we completed the purchase of the remaining 50 percent membership interest in our joint venture known as Red River Valley Egg Farm, LLC, located in Bogata, Texas. With approximately 1.7 million cage-free laying hens and cage-free pullet capacity, Red River Valley Egg Farm offers us additional opportunities to expand our cage-free production capacity and further enhance our ability to provide exceptional service and distribution capabilities to our customers. Including this purchase, we have invested more than $476 million in facilities, equipment and related operations to expand our cage-free production since 2008.

Corporate governance highlights

We remain focused on sound corporate governance that helps our enterprise become more resilient and sustainable. In March 2021, Camille Young joined our Board of Directors as an independent director. Camille serves as a Principal and Director of Cornerstone Government Affairs, a full-service, bipartisan consulting firm specializing in federal and state government relations, public affairs and strategic communications and advisory services. Camille brings more than two decades of experience and expertise in government relations, public affairs and crafting and delivering strategic communications. Her experience as a consultant with Cornerstone and expertise in diversity and inclusion matters complement the skills and experience of our other directors. We are grateful for her strong contributions.

In July, we published our second sustainability report, Scaling our Sustainability, which highlights our support for human rights, our strong track record of food safety and quality, our commitment to natural resource stewardship and continued focus on the well-being of animals in our care, among other items. We believe our continued focus on sustainable egg production, grounded in prudential corporate governance, allows us to execute against our mission to feed people and deliver value to all our stakeholders.

Cal-Maine Foods, Inc.

Community highlights

Our commitment to corporate citizenship extends beyond our operations to the communities where we have influence. In fiscal 2021, Cal-Maine Foods built on our longstanding efforts to alleviate hunger and donated approximately 30 million eggs to help provide food assistance to those in need. We remain mindful of the challenges created by the COVID-19 pandemic and difficult economic environment facing many families. We also continued our support for educational initiatives and provided financial support for tuition assistance for underserved students and scholarships for young people who may pursue careers in agriculture. We are proud to continue to serve as a trusted corporate partner who contributes to healthy and prosperous communities.

Our outlook

Looking ahead, we will continue to execute our growth strategy in fiscal 2022 and focus on managing operational aspects under our control. Our specialty egg business is a key growth driver and we will continue to make strategic investments to expand our capacity, especially for cage-free egg production. As always, we are focused on ways to drive further efficiencies throughout our operations and support our objective to be a low-cost producer.

We are fortunate to have an exceptional team of managers and employees across our operations who worked tirelessly to support our business during a challenging period. We believe that our enterprise resilience leaves us well-positioned to pursue additional growth opportunities with capital to fund internal expansion projects or consider potential acquisitions. Above all, we will continue our efforts to deliver quality, nutritious food choices to our customers, serve our communities and deliver value to our shareholders. We thank our many stakeholders for their contributions and continued support.

Sincerely,

Dolph Baker

Chairman of the Board and Chief Executive Officer

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